Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Nomura Securities International, Inc.

Worldwide Plaza

309 West 49th Street

New York, NY 10019-7316

Attn: Debt Syndicate

Fax: 646-587-9394

Tel: 212-667-9394

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

Merrill Lynch, Pierce, Fenner & Smith Incorporated

50 Rockefeller Plaza

New York, New York 10020

Attn: High Grade Debt Capital Markets Transaction Management/Legal

Fax: 212-901-7881

Tel: 646-855-0724

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Attn: Head of Frequent Borrower Syndicate Desk

Fax: +44 20 7325 8193